Exhibit 10.2

UNIVERSAL TRUCKLOAD SERVICES, INC.

2013

SHORT-TERM INCENTIVE PLAN B

The Board of Directors hereby adopts this Short-Term Incentive Plan (the “STIP”) under which the Board of Directors may award annual cash bonuses to the President and the Executive Vice President/Secretary of the Corporation under the following terms:

(1)	Annual cash bonus awards shall be in an amount up to 100% of the officer’s Base Salary (as defined in the officer’s employment agreement) and shall be calculated according to the formula set forth in the certain Short-Term Incentive Plan calculation schedule, a copy of which is attached hereto and is incorporated herein by reference, which is based on a matrix which stipulates a bonus award percentage based on various revenue growth or operating ratio scenarios. The determination of revenue growth and operating ratio shall be based upon combined financial statements of Universal Truckload Services, Inc. and its subsidiaries listed in Section 6 below.

(2)	Annual cash bonus awards shall be paid according to the following schedule:

Year 1 — 20%

Year 2 — 20%

Year 3 — 20%

Year 4 — 20%

Year 5 — 20%

(3)	The Board of Directors may adjust the amount of any annual cash bonus award, prior to the date of award, for the impact on revenue growth or the operating ratio due to extraordinary transactions or events of the Corporation during the period for which the award is being made, such as acquisitions and other extraordinary events.

(4)	Notwithstanding the formula described in paragraph (1) above, annual cash bonus awards may be awarded based on other specific annual milestones, which must be established annually by the Committee and approved by the Board of Directors. Excluding the current year, any such milestones shall be established by February of each year.

(5)	This STIP shall be effective upon its adoption by the Board of Directors.

(6)	Universal Am-Can, Ltd., Mason and Dixon Lines, Louisiana Transportation, Great American Lines, Mason and Dixon Intermodal, Economy Transport, Cavalry Logistics, UT Realty, UTSI Finance, UT Rent-a-Car, UTS Leasing, NYP of Michigan, Universal Service Center Co., Universal Logistics Inc., S&H Leasing of Michigan and ULSII.

Short-Term Incentive Plan B

Calculation Formula

Formula -

annual cash bonus award = officer’s Base Salary(1) × achieved Bonus Award Percentage

Bonus Award Percentage Schedule -

Operating Ratio (3)	Revenue Growth(2)
	≥ 3%	≥ 5%	≥ 7%	≥ 9%	≥ 11%	≥ 13%	≥ 15%
< 96.0%	40%	42%	44%	45%	46%	47%	49%
< 95.5%	48%	50%	51%	53%	55%	57%	58%
< 95.0%	57%	59%	60%	62%	63%	65%	68%
< 94.5%	64%	66%	69%	70%	71%	74%	77%
< 94.0%	72%	75%	78%	79%	80%	83%	86%
< 93.5%	80%	84%	87%	88%	89%	90%	92%
< 93.0%	88%	89%	94%	97%	98%	99%	100%

(1)	Base Salary is the annual Base Salary in effect as of the last day of the fiscal year .
(2)	Revenue Growth, expressed as a percentage, is defined as the year-over-year change in consolidated revenue, specifically:

((Current-year Revenue - Prior-year Revenue) / Prior-year Revenue ) × 100%

(3)	Operating Ratio, expressed as a percentage, is defined as : 1 - (OI / R) × 100% , where

R = consolidated revenue for the fiscal year

OI = consolidated operating income for the fiscal year